Exhibit 2.9

RT Lithium Ltd

Tianqi Group HK Co., Limited

Leader Investment Corporation

Windfield Holdings Pty Ltd

Acquisition Agreement

Allens is an independent partnership operating in alliance with Linklaters LLP.

Allens

QV.1 Building

250 St Georges Terrace

Perth WA 6000

Tel +61 8 9488 3700

Fax +61 8 9488 3701

www.allens.com.au

©  Allens, Australia 2013

Acquisition Agreement

Contents

1	Definitions and Interpretation	1
2	Conditions Precedent	8
3	Sale and Purchase of Leader Voting Shares	10
4	Subscription for Rockwood Subscription Shares	11
5	Buy-Back Offers	11
6	Other Pre-Completion Matters	11
7	Completion	13
8	Purchase Price	14
9	Mutual Warranties	15
10	Seller’s Warranties and Tax Indemnity	15
11	Rockwood UK’s Right to Terminate	24
12	Windfield Shareholders Agreement	24
13	Personal Liability	24
14	Operation of this Agreement	24
15	General PPSA Provisions	25
16	GST	25
17	Confidentiality	26
18	Notices	27
19	General	28
Schedule 1		31
	Transaction Steps	31
Schedule 2		32
	Mutual Warranties	32
Schedule 3		33
	Title Warranties	33
Schedule 4		34
	Business Warranties	34
Schedule 5		38
	Disclosure Material	38

i

This agreement is made on	29 November 2013

Parties

1                                        RT Lithium Ltd (Company no. 08785002), incorporated in England and Wales, of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom (Rockwood UK).

2                                        Tianqi Group HK Co., Limited (Hong Kong Companies Registry no. 1778886), incorporated in Hong Kong, of Room B, 14th Floor, Wah Hen Commercial Centre, 383 Hennessy Road, Wanchai, Hong Kong, China (Tianqi HK).

3                                        Leader Investment Corporation, incorporated in China, of 25th Floor, New Poly Plaza, 1 Chaoyangmen Beidajie, Dongcheng, Beijing 100010, China (Leader).

4                                        Windfield Holdings Pty Ltd (ACN 160 456 164) of Level 4, 37 St Georges Terrace, Perth WA 6000, Australia (Windfield).

Recitals

A                                      Tianqi HK is the registered holder and beneficial owner of the Tianqi Securities representing a 65% interest in Windfield. Leader is the registered holder and beneficial owner of the Leader Shares representing a 35% interest in Windfield.

B                                      The Tianqi Securities and the Leader Shares comprise all of the issued shares, and securities convertible into shares, in the capital of Windfield.

C                                      The parties have agreed to implement the Transaction Steps on the terms of this agreement the effect of which will be that Leader ceases to hold any interest in Windfield, Tianqi HK reduces its interest in Windfield to 51% and Rockwood UK acquires (by way of transfer and issue) an interest in Windfield of 49%.

It is agreed as follows.

1                                       Definitions and Interpretation

1.1                              Definitions

The following definitions apply unless the context requires otherwise.

Accounting Standards means the requirements of the Australian Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group, the requirements of the Corporations Act in relation to the preparation and content of accounts and, to the extent that any matter is not covered by them, means generally accepted accounting principles applied from time to time in Australia for companies similar to Windfield.

Accounts Date means 30 June 2013.

ASIC means the Australian Securities and Investments Commission.

Business means the business carried on by the Windfield Group.

Business Day means a day which is not a Saturday, Sunday, or a public holiday in Beijing, Chengdu, Frankfurt, New York or Perth.

Business Warranty each of the representations and warranties by Tianqi HK in favour of Rockwood UK set out in Schedule 4.

Buy-Back Offer means an offer by Windfield to buy-back:

(a)                                 the Tianqi Non-Voting Shares from Tianqi HK;

(b)                                 the Leader Non-Voting Shares from Leader; or

(c)                                  the Tianqi Buy-Back Shares from Tianqi HK,

free from all Security Interests for the Purchase Price in accordance with the Transaction Steps and such terms as are consistent with this agreement.

Buyer, in relation to:

(a)                                 the Tianqi Buy-Back Shares, the Tianqi Non-Voting Shares and the Leader Non-Voting Shares, means Windfield; and

(b)                                 the Leader Voting Shares, means Rockwood UK.

Capital Component means the total amount debited to Windfield’s share capital account for the purposes of section 159GZZZP of the Income Tax Assessment Act 1936 (Cth) in relation to the buy-back.

of the relevant Windfield Shares.

Claim means any claim, demand, legal proceeding or cause of action including any claim, demand, legal proceeding or cause of action:

(a)                                 based in contract (including breach of warranty);

(b)                                 based in tort (including misrepresentations or negligence);

(c)                                  under common law; or

(d)                                 under statute (including the Australian Consumer Law (as contained in Schedule 2 of the Competition and Consumer Act 2010 (Cth) or as applying under any State or Territory fair trading legislation)), whether present, unascertained, immediate, future or contingent and in any way relating to this agreement, or the issue, sale or cancellation of any Windfield Securities, or any document entered into or given pursuant to this agreement.

Completion means completion by the parties of the Transaction Steps as provided in clause 7.

Completion Date means the later of:

(a)                                 31 December 2013; and

(b)                                 the date that is 10 Business Days after the date on which all Conditions Precedent have been fulfilled,

or such other date as the parties may agree.

Conditions Precedent has the meaning given in clause 2.1.

Consolidated Group has the meaning given in the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth).

Convertible Notes means the 363,593,825 convertible notes issued by Windfield under a Convertible Note Deed Poll dated 22 March 2013.

Convertible Notes Deed means the Convertible Note Deed Poll dated 22 March 2013 by Windfield.

Conversion Notice has the meaning given in the Convertible Notes Deed.

Corporations Act means the Corporations Act 2001 (Cth).

Defaulting Party has the meaning given in clause 7.4(b).

Disclosure Material means an item of information, communication or disclosure contained in any of the categories of information referred to in Schedule 5.

End Date means 31 March 2014 or such later date as the parties may agree.

Estimated Net Cash Amount means Windfield’s estimate of the Net Cash Amount as notified by Windfield under clause 6.4(a) or such other amount as may be agreed between the parties.

Estimated Purchase Price means an amount per Sale Share calculated by reference to the following formula:

(US$970 million + the Estimated Net Cash Amount) / total Windfield Shares on issue immediately prior to Completion

Finance Debt means indebtedness (whether actual or contingent) in respect of money borrowed or raised or other financial accommodation. It includes indebtedness under or in respect of:

(a)                                 a guarantee of Finance Debt or a guarantee given to a financier;

(b)                                 a finance lease;

(c)                                  a swap, option, hedge, forward, futures or similar transaction;

(d)                                 an acceptance, endorsement or discounting arrangement;

(e)                                  a redeemable share or redeemable stock; or

(f)                                   the deferred purchase price (for more than 90 days) of an asset or service,

or an obligation to deliver assets or services paid for in advance by a financier or otherwise relating to a financing transaction.

Government Agency means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a recognised securities exchange.

Independent Accountant means a person of appropriate reputation, standing and relevant experience in accounting who has no direct or indirect personal interest in the outcome of the dispute or the issue in respect of which they are consulted pursuant to this agreement, agreed by the parties or failing agreement within five Business Days of the parties commencing discussions to select an Independent Accountant, nominated by the President of The Institute of Arbitrators & Mediators Australia at the request of a party.

Leader means Leader Investment Corporation, incorporated in China.

Leader Non-Voting Shares means the 195,127,661 class B non-voting shares in the capital of Windfield together with the benefit of all rights (including dividend rights) attached or accruing to those shares as at the date of this agreement.

Leader Retention Account means an A$ bank account held in the name of Windfield as trustee for Leader with an Australian authorised deposit-taking institution.

Leader Retention Amount has the meaning given in clause 10.15(f).

Leader Shares means the Leader Non-Voting Shares and the Leader Voting Shares.

Leader Voting Shares means the 96,831,359 class B ordinary shares in the capital of Windfield together with the benefit of all rights (including dividend rights) attached or accruing to those shares as at the date of this agreement.

Liabilities means debts, obligations, liabilities, losses, expenses, costs and damages of any kind and however arising, including penalties, fines, and interest and including those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Material Adverse Effect, in relation to the Windfield Group, means any event, change, matter, thing or condition which individually or when aggregated with other such events, changes,

matters, things or conditions has had, or is reasonably likely to have, the effect of a diminution in:

(a)                                 the consolidated net assets of Windfield by A$20 million or more; or

(b)                                 consolidated earnings of Windfield before interest, tax, depreciation and amortisation by A$6 million or more for the 12 month period commencing on the date after the date on which the event, change, matter, thing or condition occurs provided that the event, change, matter, thing or condition is likely to persist and is incapable of being (or reasonably unlikely to be) rectified or off-set over a reasonable period of time.

Mining Tenement means each of the following mining tenements granted under the Mining Act 1978 (WA):

(a)                                 mining leases M01/02, M01/03, M01/04, M01/05, M01/06, M01/07, M01/08, M01/09, M01/10, M01/11, M01/16, M01/18 and M70/765;

(b)                                 miscellaneous licence L01/01; and

(c)                                  general purpose leases G01/01 and G01/02.

Mutual Warranty each of the representations and warranties by a party in favour of each other party set out in Schedule 2.

Net Cash Amount means:

(a)                                 the cash and cash equivalents of the Windfield Group (excluding Trapped Cash); less

(b)                                 the outstanding Finance Debt of the Windfield Group (which, for the avoidance of doubt, will not include any guarantee or third party security given by any Windfield Group Entity which are to be released with effect from Completion, or any amount advance under the Rockwood Term Loan Agreement on Completion); less

(c)                                  the Relevant Windfield Liability,

as at Completion calculated on a consolidated basis in accordance with the Accounting Standards.

PPSA means the Personal Property Securities Act 2009 (Cth).

PPSA Security Interest has the meaning given to the term ‘security interest’ in the PPSA.

PRC Accounting Standards means the requirements of the financial reporting standards and interpretations for business enterprises issued by the China Accounting Standards Committee of the Ministry of Finance of the People’s Republic of China (财政部).

Purchase Price, in relation to:

(a)                                 a Tianqi Buy-Back Share and a Leader Voting Share, means its Estimated Purchase Price;

(b)                                 a Tianqi Non-Voting Share, means an amount calculated by reference to the following formula:

its Estimated Purchase Price + ((Net Cash Amount — Estimated Net Cash Amount) x Tianqi HK’s Respective Proportion / total Tianqi Non-Voting Shares on issue immediately prior to Completion); and

(c)                                  a Leader Non-Voting Share, means an amount calculated by reference to the following formula:

its Estimated Purchase Price + ((Net Cash Amount — Estimated Net Cash Amount) x Leader’s Respective Proportion / total Leader Non-Voting Shares on issue immediately prior to Completion),

subject to clause 10.12.

Relevant Windfield Liability means Windfield’s landholder duty Liability in respect of its acquisition of Talison, to the extent not discharged prior to Completion.

Representative, in relation to a person, means an officer, employee, agent or adviser of that person.

Respective Proportion, in relation to:

(a)                                 Tianqi HK, means 65%; or

(b)                                 Leader, means 35%.

Retention Statement has the meaning given in clause 10.15(b).

Rockwood means Rockwood Holdings, Inc., incorporated in Delaware, and each of its subsidiaries, and Rockwood Group Entity means any one of them.

Rockwood Subscription Shares means such number of ordinary shares in the capital of Windfield to be issued by Windfield to Rockwood UK at Completion as is calculated by reference to the following formula:

(196,000,000 — the aggregate Purchase Price for the Leader Voting Shares) / the Estimated Purchase Price for a Leader Voting Share.

Rockwood Term Loan Agreement means either of the loan agreements entered into between Windfield and Rockwood UK on or around the date of this agreement.

Sale Share, in relation to:

(a)                                 Tianqi HK, means a Tianqi Non-Voting Share or a Tianqi Buy-Back Share; or

(b)                                 Leader, means a Leader Share.

Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind. It includes:

(a)                                 anything which gives a creditor priority to other creditors with respect to any asset; and

(b)                                 retention of title (other than in the ordinary course of day-to-day trading) and a deposit of money by way of security.

Seller, in relation to:

(a)                                 the Tianqi Buy-Back Shares and the Tianqi Non-Voting Shares, means Tianqi HK; and

(b)                                 the Leader Non-Voting Shares and the Leader Voting Shares, means Leader.

Specified Clause means each of clauses 1, 9, 13, 16, 17, 18 and 19 (other than clause 19.6).

Subscription Price means, in relation to a Rockwood Subscription Share, means an amount per share that is equal to the Purchase Price for a Leader Voting Share.

Talison means Talison Lithium Pty Ltd (ACN 140 122 078).

Talison Accounts means the audited condensed consolidated statements of comprehensive income, financial position, changes in equity and cashflows of Talison as at and for the three months ended the Accounts Date.

Tax includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding that is levied or imposed by a Governmental Agency, and any related interest, penalty, charge, fee or other amount.

Tax Claim means any Claim under or in relation to or arising out of any of the Tax Warranties or clause 10.6.

Tax Warranty means each of the representations and warranties by Tianqi HK in favour of Rockwood UK set out in section 9 of Schedule 4.

Taxation Authority means any Government Agency, and any person, agency or office having the administration of any Tax or Taxes.

Third Party Claim has the meaning given to it in clause 10.10.

Tianqi means Chengdu Tianqi Group Co., Ltd., incorporated in China.

Tianqi Buy-Back Shares means such number of Tianqi Voting Shares as are required to be bought back and cancelled by Windfield in order that Tianqi HK holds 51% of all ordinary shares in the capital of Windfield immediately following Completion, together with the benefit of all rights (including distribution rights) attached or accruing to those shares as at the date of this agreement.

Tianqi Group means Tianqi and each of its subsidiaries, and Tianqi Group Entity means any one of them.

Tianqi Listco means Sichuan Tianqi Lithium Industries, Inc., incorporated in China.

Tianqi Non-Voting Shares means the class A non-voting shares in the capital of Windfield to be issued to Tianqi HK upon conversion of the Convertible Notes in accordance with the Convertible Notes Deed as contemplated by this agreement together with the benefit of all rights (including dividend rights) attached or accruing to those shares as at the date of their issue.

Tianqi Retention Account means an A$ bank account held in the name of Windfield as trustee for Tianqi HK with an Australian authorised deposit-taking institution.

Tianqi Retention Amount has the meaning given in clause 10.15(e).

Tianqi Securities means the Tianqi Voting Shares and the Convertible Notes or (following their conversion) the Tianqi Non-Voting Shares.

Tianqi Voting Shares means the 179,829,668 class A ordinary shares in the capital of Windfield.

Title Warranty means each of the representations and warranties by Tianqi HK or Leader in favour of Rockwood UK set out in Schedule 3.

Transaction means the actions contemplated by the Transaction Steps.

Transaction Step means each of the steps set out in Schedule 1.

Trapped Cash means cash or cash equivalents that are not readily available to finance the operations of the Windfield Group, in particular, any cash or cash equivalents:

(a)                                that a Windfield Group Entity is required to hold for contractual or regulatory purposes;

(b)                                held in escrow accounts, regardless of whether such escrow accounts are held in the name of a Windfield Group Entity or by third parties for the benefit of a Windfield Group Entity;

(c)                                  held by a Windfield Group Entity for the benefit any third parties, including any Representative; or

(d)                                 the release of which requires the consent of a Government Agency.

Warranty means a Business Warranty (including a Tax Warranty), Mutual Warranty or Title Warranty.

Windfield Accounts means the consolidated balance sheet of Windfield as at the Accounts Date.

Windfield Group means Windfield and each of its subsidiaries, and Windfield Group Entity means any of them.

Windfield Share means a share in the capital of Windfield.

Windfield Security means any of the Tianqi Securities or the Leader Shares.

Windfield Shareholders Agreement means the shareholders agreement dated 25 February 2013, as amended and restated on 20 March 2013, between Leader, Tianqi, Tianqi HK, Windfield and, by a deed of accession dated 17 April 2013, Talison, in relation to the Windfield Group.

1.2                              Interpretation

Headings are for convenience only and do not affect interpretation.

(a)                                 Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(b)                                 Nothing in this agreement is to be interpreted against a party solely on the ground that the party put forward this agreement or any part of it.

The following rules apply unless the context requires otherwise.

(c)                                  The singular includes the plural, and the converse also applies.

(d)                                 A gender includes all genders.

(e)                                  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(f)                                   A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(g)                                  A reference to a clause or Schedule is a reference to a clause of, or Schedule to, this agreement.

(h)                                 A reference to an agreement or document (including a reference to this agreement) is to the agreement or document as amended, supplemented, novated or replaced except to the extent prohibited by this agreement or that other agreement or document.

(i)                                     A reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form.

(j)                                    A reference to a party to this agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(k)                                 A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(l)                                     A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

(m)                             Unless specified otherwise, a reference to dollars and $ is to currency of the United States of America.

(n)                                 A reference to time is to Perth time.

1.3                              Related bodies corporate

(a)                                 An entity is a related body corporate of a person if it is a holding company, a subsidiary or another subsidiary of a holding company of that person.

(b)                                 An entity is a subsidiary of another person (its holding company) if that person, whether directly or indirectly through one or more other subsidiaries:

(i)                                    holds a majority of the voting rights in it;

(ii)                                 is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(iii)                              is a member or shareholder of it and controls alone, or pursuant to an agreement with other members or shareholders, a majority of the voting rights in it; or

(iv)                             has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors or other officers are obliged to comply.

(c)                                  In respect of the use of the terms related body corporate, holding company and subsidiary in this agreement only, no Windfield Group Entity is a related body corporate of Tianqi and vice versa, such that Tianqi is not a holding company of a Windfield Group Entity and no Windfield Group Entity is a subsidiary of Tianqi.

1.4                              Several liability

Any obligation or liability imposed on a party under this agreement is an obligation or liability imposed on each of them severally (and not jointly or jointly and severally).

1.5                              Consents or approvals

If the doing of any act, matter or thing under this agreement is dependent on the consent or approval of a party or is within the discretion, or subject to the acceptance of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless expressly provided otherwise.

1.6                              Payments

(a)                                 If a party is required to pay an amount under this agreement, it must pay the amount by direct deposit of cleared funds to a bank account, the details of which are notified by the payee at least five Business Days before the due date for payment.

(b)                                 Except where a sufficient amount has been deducted by Windfield under clause 10.15, a party may deduct, withhold or retain from any payment to another party in relation to this agreement any amount the party believes (acting reasonably and based on appropriate professional advice) it is required by any Government Agency to deduct, withhold or retain or is otherwise required by law to deduct, withhold or retain and the party’s conduct will constitute full discharge of its obligation to make the payment to the extent of that withholding amount.

2                                        Conditions Precedent

2.1                              Conditions precedent

Clauses 3, 4 and 7 will not bind the parties and Completion will not proceed unless and until the following conditions (the Conditions Precedent) are fulfilled in accordance with this agreement.

(a)                                 (FIRB) The Treasurer of the Commonwealth of Australia:

(i)                                    not being or ceasing to be empowered to make an order under Part II of the Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of any Transaction Step; or

(ii)                                 giving Rockwood UK and Tianqi HK advice in writing of a decision by the Treasurer that the Commonwealth Government has no objection to the Transaction on conditions (if any) acceptable to Rockwood UK, Tianqi HK and, to the extent such conditions impose any restriction or obligation on Leader, Leader (each acting reasonably), whichever first occurs.

(b)                                 (Competition clearance) The German Federal Cartel Office (Bundeskartellamt) or its successor body giving the relevant Rockwood Group Entity all clearances or authorisations which are necessary under the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) in respect of the Transactions on conditions (if any) acceptable to Rockwood UK (acting reasonably).

(c)                                  (Selective buy-back approval) The terms of this agreement, to the extent they relate to each selective buy-back (as that term is defined in the Corporations Act) contemplated by the Transaction Steps, is approved by a resolution agreed to, at a general meeting of Windfield, by all ordinary shareholders in Windfield (namely Tianqi HK and Leader) in the manner contemplated by section 257D of the Corporations Act.

(d)                                 (Tianqi Listco shareholder approval) If required by the Shenzhen Stock Exchange (深圳证券交易所), the termination of the equity participation agreements between Tianqi and Tianqi Listco or any subsidiary of Tianqi Listco for the sale of the Tianqi Securities is approved by Tianqi Listco’s shareholders in accordance with applicable law.

2.2                              Parties must co-operate

(a)                                 Each party must co-operate with the other and do all things reasonably necessary to procure that the Conditions Precedent are fulfilled as soon as reasonably possible, and in any event on or before the End Date.

(b)                                 If information containing any references to Leader (other than the mere fact that Leader is selling its shares under this agreement and the terms of such sale) is proposed to be disclosed to the Foreign Investment Review Board in connection with clause 2.1(a) or to the German Federal Cartel Office (Bundeskartellamt) or its successor body in connection with clause 2.1(b), the parties agree that, to the extent permissible by law and reasonably practicable, Leader will be permitted to review and approve the content of such information prior to the disclosure provided that in all instances where information contains any references to Leader, the parties will provide Leader with an advance draft of any such proposed disclosure and consider in good faith any reasonable comments provided by Leader in relation to such proposed disclosure.

(c)                                  Without limiting the generality of clause 2.2(a):

(i)                                    Rockwood UK must or must procure that all necessary and appropriate applications in relation to the Conditions Precedents in clauses 2.1(a) and (b) are made as soon as possible (and in any event within four Business Days of the date of this agreement) and all necessary and appropriate information is supplied promptly for the purpose of enabling those Conditions Precedent to be fulfilled;

(ii)                                 no party may take any action that would or would be likely to prevent or hinder the fulfilment of the Conditions Precedent; and

(iii)                              each party must keep the other parties informed in a timely manner of the status of any discussions or negotiations with relevant third parties regarding the Conditions Precedent and promptly notify the others parties on becoming aware of the fulfilment of any Condition Precedent or of any Condition Precedent becoming incapable of being fulfilled.

(d)                                 In respect of the Condition Precedent in clause 2.1(c) and without limiting the generality of clause 2.2(a):

(i)                                    Windfield must cause an explanatory statement to be prepared in connection with the resolution contemplated by clause 2.1(c) setting out all information known to Windfield that is material to the decision how to vote on the resolution (other than information it would be unreasonable to require Windfield to disclose because it had previously disclosed the information to its shareholders);

(ii)                                 Tianqi HK and Leader must ensure that a duly convened board meeting of Windfield is held at which a quorum of directors is present and acting throughout at which it is resolved to:

(A)                              convene a general meeting of Windfield for the purposes of considering the resolution contemplated by clause 2.1(c); and

(B)                              approve the lodgement with ASIC and release to Windfield’s shareholders of a notice for that meeting and the explanatory statement referred to in paragraph (i) (with such amendments as the directors of Windfield consider appropriate);

(iii)                              Windfield must lodge the notice of meeting and explanatory statement with ASIC and then send them to its shareholders; and

(iv)                             Tianqi and Leader must ensure that a duly convened general meeting of Windfield is held at which a quorum of members is present and acting throughout at which each votes all its Tianqi Voting Shares or Leader Voting Shares (as applicable) in favour of the resolution contemplated by the Condition Precedent in clause 2.1(c).

2.3                              No waiver

The Conditions Precedent cannot be waived.

2.4                              Termination before Completion

(a)                                Subject to paragraph (b), a party may terminate this agreement before Completion by giving a notice to the other parties if any Condition Precedent is not fulfilled, or becomes incapable of being fulfilled, on or before the End Date.

(b)                                A party may only terminate this agreement under this clause 2.4, if it has complied in all material respects with its obligations under clause 2.2 in respect of the Conditions Precedent that have not at that time been fulfilled.

(c)                                  If this agreement is terminated under paragraph (a), except for this clause 2.4 and the Specified Clauses, this agreement will be null and void and of no effect.

3                                        Sale and Purchase of Leader Voting Shares

(a)                                 Leader, as legal and beneficial owner, agrees to sell the Leader Voting Shares free from all Security Interests, and Rockwood UK agrees to buy the Leader Voting Shares, for the Purchase Price on the terms set out in this agreement.

(b)                                 Title to, and property in, the Leader Voting Shares:

(i)                                    until Completion, remains solely with Leader; and

(ii)                                 subject to the provisions of this agreement, passes to Rockwood UK with effect from Completion.

4                                        Subscription for Rockwood Subscription Shares

(a)                                 Rockwood UK agrees to subscribe for the Rockwood Subscription Shares at the Subscription Price (to be fully paid). This agreement serves as an application by Rockwood UK for the allotment at Completion of the Rockwood Subscription Shares and, accordingly, it will not be necessary for Rockwood UK to make a separate application to Windfield.

(b)                                 Rockwood UK and Windfield agree that the Subscription Price payable by Rockwood UK shall be set off against an equivalent principal amount owed by Windfield under the Rockwood Term Loan Agreement in full discharge of each party’s payment obligation with respect to that amount.

5                                        Buy-Back Offers

5.1                              Conversion of Convertible Notes

(a)                                 Promptly following the date of this agreement and in any event before the Completion Date, Tianqi HK must give a Conversion Notice to Windfield in respect of all the Convertible Notes.

(b)                                 On the conversion date specified in the Conversion Notice, Windfield must allot and issue the Tianqi Non-Voting Shares to Tianqi HK, record the cancellation of the Convertible Notes in its register of debenture holders and the allotment and issue of the Tianqi Non-Voting Shares in its register of members, and issue a share certificate in the name of Tianqi HK representing the Tianqi Non-Voting Shares.

5.2                              Buy-backs

(a)                                Promptly and concurrently with the performance of its obligations under clause 2.2(d)(i), Windfield must cause an explanatory statement to be prepared in connection with each Buy-Back Offer setting out all information known to it that is material to the decision whether to accept the Buy-Back Offer.

(b)                                Promptly following the fulfilment of the Condition Precedent in clause 2.1(c), Tianqi HK and Leader must ensure that a duly convened board meeting of Windfield is held at which a quorum of directors is present and acting throughout at which it is resolved to approve the lodgement with ASIC and the giving to Tianqi HK and Leader of the Buy-Back Offers and the explanatory statements referred to in paragraph (a) (with such amendments to the explanatory statements as the directors of Windfield consider appropriate).

(c)                                 Windfield must then lodge the Buy-Back Offers and explanatory statements with ASIC and give them to Tianqi HK and Leader.

(d)                                Promptly following receipt of a Buy-Back Offer, Tianqi HK or Leader (as applicable) must give Windfield notice of its acceptance of the Buy-Back Offer.

6                                        Other Pre-Completion Matters

6.1                              Sellers’ pre-Completion obligations

Prior to the Completion Date, except as expressly disclosed in this agreement or consented to by Rockwood UK, Windfield must conduct the Business only in the ordinary course (including maintenance of the Windfield Group’s existing insurance coverage) and in compliance with the budget and business plan which forms part of the Disclosure Material and applicable law.

6.2                              Access

Prior to Completion, Windfield must permit Rockwood UK and its appropriate Representatives during normal business hours to:

(a)                                 enter any premises from which the Business is conducted for the purpose of viewing the manner in which the Business is conducted, accompanied by a representative of Windfield; and

(b)                                 have reasonable access to all books of account, books, records, contracts, commitments and property of or relating to the Windfield Group as Rockwood UK may reasonably request.

6.3                              Conditions of access

Rockwood UK may only exercise its right of access under clause 6.2 if:

(a)                                 it has provided Windfield with reasonable prior notice of the access that it requires (including the identity of the persons who are to exercise that right of access on its behalf);

(b)                                 the access will not, in the reasonable opinion of Windfield, interfere with the conduct of the Business; and

(c)                                  it agrees to comply with Windfield’s reasonable requirements and directions in relation to that access.

Any exercise of the right of access under clause 6.2 by Rockwood UK or any of its Representatives is at Rockwood UK’s risk.

6.4                              Notification of Estimated Net Cash Amount

(a)                                 Windfield must notify the other parties of its estimate of the Net Cash Amount at least five Business Days before the Completion Date. The notice must include itemised schedules which support the estimate.

(b)                                 Windfield must consider in good faith any issues another party has raised in relation to the calculation of the Estimated Net Cash Amount.

6.5                              Financial assistance whitewashes

(a)                                 Each of Tianqi HK, Leader and Windfield must ensure that it performs each of the actions contemplated as being performed by it promptly (and, in any event, at least 14 days before the Completion Date) in a manner that satisfies all applicable requirements under section 260B of the Corporations Act.

(b)                                 Windfield must cause an explanatory statement to be prepared in connection with the giving of all financial assistance by Windfield to Rockwood UK in respect of its acquisition of the Leader Voting Shares and the Rockwood Subscription Shares as is contemplated by this agreement and the Rockwood Term Loan Agreements setting out all the information know to Windfield that is material to the decision on how to vote on a resolution by its shareholders to approve the giving of such financial assistance other than information it would be unreasonable to require Windfield to disclose because it has previously disclosed the information to its shareholders.

(c)                                  Tianqi HK and Leader must ensure that a duly convened board meeting of Windfield is held at which a quorum of directors is present and acting throughout at which it is resolved to:

(i)                                    convene a general meeting of Windfield for the purposes of considering a resolution to approve the giving of the financial assistance; and

(ii)                                 approve the lodgement with ASIC and release to Windfield’s shareholders of a notice for that meeting and the explanatory statement referred to in paragraph (a) (with such amendments as the directors of Windfield consider appropriate);

(d)                                 Windfield must lodge the notice of meeting and explanatory statement with ASIC and then send them to its shareholders; and

(e)                                  Tianqi HK and Leader must ensure that a duly convened general meeting of Windfield is held at which a quorum of members is present and acting throughout at which each votes all its shares in favour of the resolution contemplated by paragraph (b)(i).

(f)                                   Windfield must lodge a notice with ASIC that the giving of the financial assistance has been approved

6.6                              Drawdown notice by Windfield

In sufficient time to ensure that it will be available on the Completion Date and, if applicable, on the day any payment is due by it under clause 8.2(g), Windfield must give a drawdown notice to Rockwood UK in the form and manner contemplated by the Rockwood Term Loan Agreement requesting drawdown of an amount at least equal to the aggregate amount due to be paid by Windfield on the relevant date.

6.7                              Notice by Rockwood UK

(a)                                 At least five Business Days before Completion, Rockwood UK must give the other parties a notice setting out details of up to two persons who are to be appointed from Completion as new directors of the Windfield Group Entities specified in the notice together with original signed consents to act of such persons.

(b)                                 Without limiting any other provision of this agreement (including clause 10.15), Rockwood UK must, five Business Days before Completion, provide written confirmation to Leader that it is not, at the time of providing such notice, aware of any requirement by law to make any deduction or withholding for or on account of any Tax from the payment of the Purchase Price for the Leader Voting Shares or, if it is aware of such requirement, to notify Leader in writing of the basis for such requirement. Rockwood UK also undertakes to notify Leader at any time if it becomes aware of any obligation to make any withholding or deduction from the payment of the Purchase Price.

7                                        Completion

7.1                              Completion place

Completion of the Transaction Steps will take place on the Completion Date, commencing at 11am, at the offices of Allens, Level 37, QV.1 Building, 250 St Georges Terrace, Perth, Western Australia or at any other place as the parties may agree.

7.2                              Obligations in respect of Transaction Steps

(a)                                 Subject to paragraph (b), at Completion each party must perform all the actions to complete the Transaction Steps contemplated as being performed by it in Schedule 1.

(b)                                 A party must not perform an action to complete a Transaction Step, and will be deemed not to have performed that action, until all actions to complete any Transaction Step listed ahead of that Transaction Step in Schedule 1 have been completed.

7.3                              Additional obligations of Tianqi HK and Leader on Completion

At or prior to Completion:

(a)                                 Tianqi HK and Leader must ensure that a duly convened board meeting of Windfield is held at which a quorum of directors is present and acting throughout at which the taking of each action by Windfield contemplated in the Transaction Steps is approved, subject to Completion;

(b)                                 Tianqi HK and Leader must ensure that a duly convened board meeting of each applicable Windfield Group Entity is held at which a quorum of directors is present and acting throughout at which such persons as Rockwood UK notifies under clause 6.5 are appointed as directors of the Windfield Group Entity, subject to and with effect from Completion and subject to the receipt of duly signed consents to act of such persons;

(c)                                  Leader must deliver to the other parties evidence that all Security Interests held by it over any Tianqi Securities or any securities issued by Talison will be released on Completion and Tianqi HK must deliver to Leader and Windfield evidence that all other Security Interests over any Tianqi Securities or any securities issued by Talison will be released on Completion; and

(d)                                 Leader must deliver to Windfield a written resignation from each director appointed or nominated by it as a director of a Windfield Group Entity.

7.4                              Transaction Steps void if all not completed

(a)                                 Unless each party agrees otherwise, if any Transaction Step does not complete on the Completion Date, the completion of any other Transaction Step is void and the parties must take all action necessary to unwind any Transaction Steps that have been completed so as to restore each party to the position they were in immediately prior to any action being taken to complete a Transaction Steps.

(b)                                 If a Transaction Step does not complete due to the default of or breach of this agreement by a party (such party being the Defaulting Party) and the other parties are required to unwind any Transaction Steps that have been completed pursuant to clause 7.4(a), the Defaulting Party indemnifies each other party for any Liability (including in respect of legal costs or Taxes) incurred by the other party in connection with any reasonable actions taken to unwind any Transaction Steps that have been completed pursuant to clause 7.4(a).

8                                        Purchase Price

8.1                              Tianqi Buy-Back Shares and Leader Voting Shares

Subject to clause 10.12, the Purchase Price for a Tianqi Buy-Back Share or a Leader Voting Share is the same as its Estimated Purchase Price.

8.2                              Tianqi Non-Voting Shares and Leader Non-Voting Shares

(a)                                 Within 10 Business Days of Completion, Windfield must give to each other party a statement (Net Cash Statement) which sets out the Net Cash Amount and includes itemised schedules which support its calculation of the Net Cash Amount.

(b)                                 After it has given the Net Cash Statement to a party, Windfield must permit the party and its appropriate Representatives to have reasonable access during normal business hours to all books of account and other records relating to the Windfield Group which the party may reasonably request to allow it to substantiate Windfield’s calculation of the Net Cash Amount.

(c)                                  Within 15 Business Days after the Net Cash Statement has been given to it, a party may notify Windfield of any change that it considers should be made to the Net Cash Amount. If no notice is given by any party within that time, then the Net Cash Amount is deemed to be agreed by the parties.

(d)                                 If the parties cannot agree on the Net Cash Amount within 20 Business Days after the Net Cash Statement is given, then:

(i)                                    a party may refer the disagreement to the Independent Accountant with a request that the Independent Accountant determine the Net Cash Amount within one month of the referral;

(ii)                                 the Independent Accountant will determine the procedures for determination of the Net Cash Amount; and

(iii)                              the Independent Accountant is appointed as an expert and not as an arbitrator.

(e)                                  The decision of the Independent Accountant is conclusive and binding on the parties in the absence of manifest error.

(f)                                   The costs and expenses of the Independent Accountant will be borne by the parties in proportions determined by the Independent Accountant having regard to the positions taken by the parties and the relative merits of each.

(g)                                  If the Net Cash Amount agreed by the parties or determined by the Independent Accountant is:

(i)                                    greater than the Estimated Net Cash Amount, Windfield must pay to each of Tianqi and Leader its Respective Proportion of the difference between the two amounts; or

(ii)                                 less than the Estimated Net Cash Amount, each of Tianqi and Leader must pay its Respective Proportion of the difference between the two amounts to Windfield.

9                                        Mutual Warranties

(a)                                 Each party represents and warrants to each other party that, as at the date of this agreement, each Mutual Warranty is correct in respect of that party.

(b)                                 Each Mutual Warranty will remain in full force and effect after the Completion Date despite Completion.

10                                 Seller’s Warranties and Tax Indemnity

10.1                       Tianqi HK’s Warranties

Tianqi HK represents and warrants to Rockwood UK that, except as provided in this agreement (including the disclosures in clause 10.5) or consented to by Rockwood UK, each of its Title Warranties and each Business Warranty is correct.

10.2                       Leader’s Warranties

Leader represents and warrants to Rockwood UK that, except as provided in this agreement (including the disclosures in clause 10.5) or consented to by Rockwood UK, each of its Title Warranties is correct.

10.3                       Other warranties and conditions excluded

Except as expressly set out in this agreement, all terms, conditions, warranties, representations and statements, (whether express, implied, written, oral, collateral, statutory or otherwise) relating to the Windfield Group, any Windfield Securities or the Business are excluded to the maximum extent permitted by law and, to the extent they cannot be excluded, each Seller disclaims all Liability in relation to them to the maximum extent permitted by law.

10.4                       When Seller’s Warranties given

Each Seller’s Warranty:

(a)                                 is given as at the date of this agreement and as at the time immediately before Completion (except if a Seller’s Warranty refers only to one of those dates, that Seller’s Warranty is given only at that date); and

(b)                                 will remain in full force and effect after the Completion Date despite Completion.

10.5                       Disclosures

A Buyer must not make a Claim and each agrees that no Seller is liable (whether by way of damages or otherwise) to make any payment under or in connection with any provision of this agreement (including any Seller’s Warranty) to the extent that the Claim is based on any fact, matter or circumstance:

(a)                                 provided for in this agreement;

(b)                                 other than in respect of a Claim by Windfield against Tianqi HK under clause 10.6, relating to any Liability disclosed in or otherwise reasonably identifiable or reasonably determinable from the Disclosure Material;

(c)                                  other than in respect of a Claim by Windfield against Tianqi HK under clause 10.6, relating to any Liability in respect of which there is an accrual, allowance, provision or reserve for that Liability specifically;

(d)                                 relating to any Finance Debt or the Relevant Windfield Liability to the extent reflected in the Net Cash Amount;

(e)                                 other than in respect of a Claim by Windfield against Tianqi HK under clause 10.6, disclosed in or otherwise reasonably identifiable or reasonably determinable from the Disclosure Material;

(f)                                  other than in respect of a Claim by Windfield against Tianqi HK under clause 10.6, within the actual knowledge of any officer of a Rockwood Group Entity (including the director of environmental and risk management of the Rockwood Group) of any advisers of a Rockwood Group Entity to the extent currently engaged by or on behalf of a Rockwood Entity in connection with the transactions contemplated by this agreement; or

(g)                                 which would have been disclosed to Rockwood UK had it conducted searches prior to the date of this agreement of records relating to each relevant Windfield Group Entity open to public inspection:

(i)                                    maintained by ASIC;

(ii)                                 maintained by Landgate (the Western Australian Land Titles office);

(iii)                              maintained by the Western Australian Department of Mines and Petroleum;

(iv)                             maintained by the registries of the High Court of Australia, the Federal Court of Australia and the Supreme Court of Western Australia; and

(v)                                on the Personal Properties Securities Register.

For the purposes of paragraph (f), a Rockwood Group Entity is not imputed with the knowledge of any information that any adviser of that Rockwood Group Entity is not permitted, by law or under confidentiality obligations binding on the relevant adviser, to disclose to the Rockwood Group Entity.

10.6                       Tax indemnity

Tianqi HK must pay Windfield the following amounts:

(a)                                 the amount of any Tax which a Windfield Group Entity may be called upon to pay in respect of any Tax period ended before the Accounts Date and in respect of the period from the first day of the next Tax period to the Accounts Date which has not been paid prior to Completion;

(b)                                 the amount of any Tax which a Windfield Group Entity may be called upon to pay, deduct or withhold in respect of any payments made by any Windfield Group Entity prior to Completion; and

(c)                                  the amount of any duties payable by a Windfield Group Entity in respect of any document (other than this agreement) or transaction entered into prior to Completion to which any Windfield Group Entity is or has been a party or by which any Windfield Group Entity derives, has derived or will derive a benefit, but only to the extent that the aggregate of those amounts exceeds A$20.7 million.

10.7                       Claims and conditions of payment

Despite any other provision of this agreement, each of the following applies in respect of this agreement.

(a)                                 (Notice of Claims) If a Buyer becomes aware of any matter or circumstance that it considers may give rise to a Claim against a Seller under or in relation to or arising out of this agreement, including a breach of a Seller’s Warranty:

(i)                                    it must promptly give notice of the Claim (or potential Claim) to the Seller;

(ii)                                 the notice must contain:

(A)                              the facts, matters or circumstances that may give rise to the Claim (to the extent known to the Buyer); and

(B)                              if it is alleged that the facts, matters or circumstances referred to in paragraph (A) constitute a breach of this agreement, including a breach of a Seller’s Warranty, the expected basis for that allegation; and

(iii)                              if reasonably practicable, an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim.

The Buyer must also, on an on-going basis, keep the Seller informed of all developments.

(b)                                 (Time limit on Claims) A Buyer may not make any Claim under this agreement, including for a breach of a Seller’s Warranty, and the liability of a Seller for a Claim is absolutely barred unless:

(i)                                    the Buyer gives the Seller the notification, including full details of the Claim, in accordance with paragraph (a) within:

(A)                              if the Claim is a Tax Claim, five years from Completion; or

(B)                              for any other Claim, two years from Completion; and

(ii)                                 legal proceedings in connection with the Claim have been properly issued and validly served on the Seller, within six months after notice of the Claim is served on the Seller in accordance with paragraph (a) (but excluding any interim period that the Buyer and the Seller agree to suspend in order to allow for any further investigation, negotiation or mediation of the Claim), unless the Claim has been resolved between the Buyer and the Seller within that six-month period.

(c)                                  (Apportionment) The amount that a Buyer may recover from Tianqi HK under or in relation to or arising out of any of the Business Warranties is the total amount that would be recoverable (before the application of this paragraph (c)) multiplied by 65%.

(d)                                 (Maximum aggregate liability of Tianqi HK for all Claims) The maximum aggregate amount that the Buyers may recover from Tianqi HK (whether by way of damages or otherwise):

(i)                                    in respect of all Claims under or in relation to or arising out of the Business Warranties, is 25% of the aggregate Purchase Price payable to Tianqi HK (before the application of clause 10.12) multiplied by 65 and then divided by 14; and

(ii)                                 in respect of all other Claims, is 100% of the aggregate Purchase Price payable to Tianqi HK (before the application of clause 10.12) multiplied by 65 and then divided by 14, provided that the maximum amount recovered by the Buyers in respect of all Claims under or in relation to or arising out of this agreement must never exceed the amount referred to in paragraph (ii).

(e)                                  (Maximum aggregate liability of Leader for all Claims) The maximum aggregate amount that the Buyers may recover from Leader (whether by way of damages or otherwise) in respect of all Claims under or in relation to or arising out of this agreement is 100% of the aggregate Purchase Price payable to Leader (before the application of clause 10.12).

(f)                                   (Thresholds) Other than in respect of a Claim by Windfield against Tianqi HK under clause 10.6, a Seller is not liable to make any payment (whether by way of damages or otherwise) for or in respect of any Claim:

(i)                                    if for any individual item (or related series of items) the amount finally adjudicated or agreed against the Seller in respect of the Claim is less than US$250,000; and

(ii)                                 until the total of all amounts finally adjudicated or agreed against the Seller in respect of all Claims that would, but for this paragraph (ii), be payable under paragraph (i), exceeds US$7,000,000.

(g)                                  (Credit) If after a Seller has made any payment to a Buyer for any Claim, a Rockwood Group Entity or a Windfield Group Entity receives any benefit or credit by reason of matters to which the Claim relates then the Buyer must immediately repay to the Seller a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit.

(h)                                 (No indirect loss) A Seller is not liable to make any payment in connection with this agreement (whether by way of damages or otherwise) to a Buyer in respect of any Claim for any indirect loss or for any:

(i)                                    loss of income, profits or business;

(ii)                                 loss of opportunity; or

(iii)                              damage to goodwill and business reputation,

however arising.

(i)                                     (No multiple Claims) A Buyer is not entitled to recover from a Seller under this agreement more than once in respect of the same Liability suffered. Rockwood UK is not entitled to recover from Tianqi HK for or in respect of any Claim for a breach of a Tax Warranty to the extent the Claim relates to an amount of Tax referred to in clauses 10.6(a), (b) or (c) (irrespective of whether the threshold in clause 10.6 had been exceeded at that time).

(j)                                    (General limitations) A Seller is not liable to make any payment (whether by way of payment of damages or otherwise) for any Claim to the extent that any Liability:

(i)                                    (contingent liability) is contingent, prospective, not ascertained or ascertainable, unless and until such Liability becomes an actual liability and is due and payable;

(ii)                                 (change in law or interpretation) arises from:

(A)                              any legislation not in force at the date of this agreement including legislation which takes effect retrospectively;

(B)                              a change in the judicial interpretation of the law in any jurisdiction after the date of this agreement; or

(C)                              a change in the administrative practice of any Government Agency after the date of this agreement including any change which takes effect retrospectively;

(iii)                              (change in accounting policy) would not have arisen but for a change after Completion in any accounting policy or practice of a Windfield Group Entity that applied before Completion;

(iv)                             (legal costs) is not a reasonable legal cost; or

(v)                                (remediable loss) is remediable, provided it is remedied to the satisfaction of Buyer, acting reasonably, within one month after the Seller receives notice of the Claim in accordance with clause 10.7(a).

10.8                       Purchaser’s acknowledgements

Each Buyer acknowledges and agrees that:

(a)                                 except as expressly set out in this agreement, neither Seller nor their Representatives has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Windfield Securities, the Windfield Group, the Business, the Disclosure Material or this agreement;

(b)                                 without limiting paragraph (a), no representation, advice, warranty, undertaking, promise or forecast is given in relation to:

(i)                                    any economic, fiscal or other interpretations or evaluations by either Seller or any person acting on behalf of or associated with either Seller or any other person; or

(ii)                                 future matters, including future or forecast costs, prices, revenues or profits; and

(c)                                  without limiting paragraphs (a) or (b), and except for the statements made in this agreement (including a Seller’s Warranties), no statement or representation:

(i)                                    has induced or influenced Buyer to enter into this agreement or agree to any or all of their terms;

(ii)                                 has been relied on in any way as being accurate by Buyer;

(iii)                              has been warranted to Buyer as being true; or

(iv)                             has been taken into account by Buyer as being important to Buyer’s decision to enter into this agreement or agree to any or all of its terms.

10.9                       Statutory actions

To the maximum extent permitted by law, each Buyer agrees not to make and waives any right it might have to make any Claim against a Seller or any of its Representatives, whether in respect of the Seller’s Warranties or otherwise, under:

(a)                                 Part 7.10 of the Corporations Act;

(b)                                 the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;

(c)                                  the Australian Consumer Law (as contained in Schedule 2 of the Competition and Consumer Act 2010 (Cth) and equivalent State and Territory fair trading legislation,

or any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws.

10.10                Dealing with Claims after Completion

(a)                                 If a Buyer becomes aware after Completion of any fact, circumstance or matter which could (whether alone or with any other possible fact, circumstance or matter) result in a third party making or bringing any Claim against a Windfield Group Entity that may lead to Liability on the part of a Seller (Third Party Claim), it is agreed that:

(i)                                    (notice) the Buyer must promptly give the Seller full details including details of the fact, circumstance or matter which could result in the Third Party Claim and the Buyer’s calculation of the loss suffered and any further related information of which the Buyer becomes aware;

(ii)                                 (mitigation) until the Buyer notifies the Seller in accordance with paragraph (i), it must take, and ensure each Windfield Group Entity takes, reasonable steps to mitigate any loss which may give rise to Liability on the part of the Seller;

(iii)                              (no admission) the Buyer must not make, and ensure that no (other) Windfield Group Entity makes, any admission of liability, agreement or compromise to or with any person in relation to the fact, circumstance or matter which may result in the Third Party Claim without first consulting with and obtaining the approval of the Seller (which must not be unreasonably withheld or delayed);

(iv)                             (Seller to control conduct) the Seller may, by giving notice to the Buyer, assume the defence of any Third Party Claim and in such a case the Buyer must, and must ensure that each (other) Windfield Group Entity:

(A)                              at the Seller’s expense, take all action in good faith and with due diligence that the Seller acting reasonably and in consultation with the Buyer directs to avoid, remedy or mitigate the Third Party Claim, including legal proceedings and disputing, defending, appealing and compromising the Third Party Claim and any adjudication of it; and

(B)                              give the Seller and its professional advisers reasonable access to:

(1)                                the personnel and premises of the Windfield Group; and

(2)                                relevant chattels, accounts, documents and records within the possession, custody or power of the Windfield Group,

to enable the Seller and its professional advisers to examine the personnel, premises, chattels, accounts, documents and records and to take copies or photographs of them at the Seller’s expense; and

(v)                                (Buyer to control conduct) the Seller may advise the Buyer that it does not want to assume the conduct of the defence of the Third Party Claim, and in such a case the Buyer must, and must ensure that each (other) Windfield Group Entity:

(A)                              act in good faith;

(B)                              act in consultation with the Seller;

(C)                              provide the Seller with reasonable access to any documentation relating to the Third Party Claim; and

(D)                              act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the business of the Windfield Group or the Rockwood Group.

(b)                                 If a Seller assumes the defence of a Third Party Claim, it must:

(i)                                    act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the Windfield Group; and

(ii)                                 indemnify the applicable Buyer against any costs reasonably incurred by any Windfield Group Entity in respect of action taken by them at the direction of the Seller under paragraph (a)(iv).

10.11                Taxation offset

In calculating the Liability of a Seller for any Claim account must be taken of the amount by which any Tax for which a Windfield Group Entity is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such Liability.

10.12                Reduction of Purchase Price

Any monetary compensation received by a Buyer from a Seller as a result of any Claim will be in reduction and refund of the Purchase Price payable to the Seller.

10.13                No Liability where breach

Without limiting the operation of any other provision of this agreement, a Seller’s Liability in respect of any breach or any Claim will be reduced or extinguished to the extent the Seller’s position is prejudiced or compromised by any breach by the relevant Buyer of any provision of this agreement.

10.14                Independent limitations

Each qualification and limitation in this clause 10 is to be construed independently of the others and is not limited by any other qualification or limitation.

10.15                Tax Retention Accounts

(a)                                 Prior to the Completion Date, Windfield must establish the Tianqi Retention Account and the Leader Retention Account.

(b)                                 At least five Business Days before Completion, Windfield must give to each other party a statement (Retention Statement) which sets out:

(i)                                    the Leader Retention Amount and the Capital Component of the Estimated Purchase Price for the Leader Non-Voting Shares; and

(ii)                                 the Tianqi Retention Amount and the Capital Component of the Estimated Purchase Price for the Tianqi Non-Voting Shares and the Tianqi Buy-Back Shares.

The Retention Statement shall include itemised schedules which support the calculation of each of these amounts.

(c)                                  In preparing the Retention Statement, Windfield must:

(i)                                    prepare the calculations on a reasonable basis;

(ii)                                 obtain appropriate professional advice in relation to the calculation of the Leader Retention Amount and the Tianqi Retention Amount and the Capital Component in respect of the Leader Non-Voting Shares, Tianqi Non-Voting Shares and Tianqi Buy-Back Shares; and

(iii)                              give Rockwood UK an reasonable opportunity to review the Retention Statement prior to it being finalised (together with Windfield’s working papers) and consult with Rockwood in relation to the calculations referred to in (ii) above.

(d)                                 In determining the amount to be debited to Windfield’s share capital account for the purposes of calculating the Capital Component of the Estimated Purchase Price for the Leader Non-Voting Shares, the Tianqi Non-Voting Shares and the Tianqi Buy-Back Shares, Windfield must seek professional advice from a reputable firm of tax advisers, and take into account the potential application of section 45B of the Income Tax Assessment Act 1936 (Cth).

(e)                                  Tianqi HK irrevocably directs Windfield to deduct from the aggregate Purchase Price payable by it for the Tianqi Non-Voting Shares, an amount equal to 30% of the aggregate Estimated Purchase Price for the Tianqi Non-Voting Shares and the Tianqi Buy-Back Shares less the Capital Component in respect of those shares (the Tianqi Retention Amount) and pay that amount into the Tianqi Retention Account following conversion into A$ at the spot rate applicable at the time of payment of the Purchase Price.

(f)                                   Leader irrevocably directs Windfield to deduct from the aggregate Purchase Price payable by it for the Leader Non-Voting Shares, an amount equal to 15% of the aggregate Estimated Purchase Price for the Leader Non-Voting Shares less the Capital Component in respect of those shares (the Leader Retention Amount) and pay that amount into the Leader Retention Account following conversion into A$ at the spot rate applicable at the time of payment of the Purchase Price.

(g)                                  Windfield must retain and apply the Tianqi Retention Amount to satisfy any obligation it may have to deduct or withhold an amount from any payment to Tianqi HK on account of Taxes as required by law.

(h)                                 Windfield must retain and apply the Leader Retention Amount to satisfy any obligation it may have to deduct or withhold an amount from any payment to Leader on account of Taxes as required by law.

(i)                                     Windfield must remit the Tianqi Retention Amount and the Leader Retention Amount to the Australian Tax Office by no later than the end of the calendar month following Completion.

(j)                                    If an amount is deducted or withheld in error as a result of a subsequent adjustment to a variable which was applied to calculate the amount deducted or withheld under this clause 10.15 (such as an adjustment to the Net Cash Amount used to determine the Estimated Purchase Price), then Windfield, Tianqi HK and Leader all agree to take reasonable steps to rectify the error so that each such party is put into the position that it would have been in had the correct amount been deducted or withheld at first instance, and without limitation such action may include seeking any refund from the Australian Taxation Office and making any payments necessary to reflect the correction

10.16                Windfield representations

Windfield covenants, represents and warrants to Leader that:

(a)                                 the Capital Component will not comprise any amount paid or credited to Windfield by another person (other than Tianqi HK or Leader) under any arrangement; and

(b)                                 the Capital Component of the Purchase Price for the Leader Non-Voting Shares will be determined on a pro rata basis with the capital component of the Purchase Price for Tianqi Non-Voting Shares as if both buybacks occurred at the same time.

10.17                Indemnity

(a)                                 Following the Completion Date, if a Taxation Authority serves a notice pursuant to section 45D of the Income Tax Assessment Act 1936 (Cth) (a Deemed Dividend Notice) on Windfield in respect of the Purchase Price paid for a Tianqi Non-Voting Share or a Tianqi Buy-Back Share within 6 years of Completion, Windfield must give written notice to Tianqi HK as soon as reasonably practical attaching a copy of the relevant notice. Tianqi HK must pay to Windfield any amount owing to a Taxation Authority arising as a result of the Deemed Dividend Notice in cleared funds without any withholding or deduction within 15 Business Days of the receipt of written notification as required under this clause. If Tianqi HK makes a payment under this paragraph, but considers, acting reasonably, that there are reasonable prospects of successfully challenging the validity of the Deemed Dividend Notice, it may require Windfield to take reasonable steps, at Tianqi HK’s cost, to challenge that notice. Any amount recovered by Windfield as a result of that challenge, less the reasonable costs of that challenge, must be immediately refunded to Tianqi HK.

(b)                                 Following the Completion Date, if a Taxation Authority serves a Deemed Dividend Notice on Windfield in respect of the Purchase Price paid for a Leader Voting Share within 6 years of Completion, Windfield must give written notice to Leader as soon as reasonably practical attaching a copy of the relevant notice. Leader must pay to Windfield any amount owing to a Taxation Authority arising as a result of the Deemed Dividend Notice in cleared funds without any withholding or deduction within 15 Business Days of the receipt of written notification as required under this clause. If Leader makes a payment under this paragraph, but considers, acting reasonably, that there are reasonable prospects of successfully challenging the validity of the Deemed Dividend Notice, it may require Windfield to take reasonable steps, at Leader’s cost, to challenge that notice. Any amount recovered by Windfield as a result of that challenge, less the reasonable costs of that challenge, must be immediately refunded to Leader.

11                                 Rockwood UK’s Right to Terminate

(a)                                 Rockwood UK may terminate this agreement by notice to the other parties before Completion if a Seller is in breach of a Warranty and it is likely that the aggregate of all losses for which the Seller is liable under clause 9 that will be suffered by Rockwood UK resulting from that breach and all other breaches of the Seller’s Warranty exceeds US$60 million.

(b)                                 The right of termination under this clause is in addition to, and not limited by, any other rights and remedies of a Buyer against a Seller.

(c)                                  If a Buyer does not exercise its rights under paragraph (a), its other rights and remedies against a Seller will not be lost or limited in any way.

12                                 Windfield Shareholders Agreement

12.1                       Consents to transfers

(a)                                 Tianqi HK consents for all purposes under the Windfield Shareholders Agreement, including clause 19.1.1 of that agreement, to the implementation of each Transaction Step.

(b)                                 Leader consents for all purposes under the Windfield Shareholders Agreement, including clauses 16.3 and 19.1.1 of that agreement, to the implementation of each Transaction Step.

(c)                                  Tianqi HK and Leader agree that none of clauses 19.4, 19.5, 19.6, 19.7 and 19.8 of the Windfield Shareholders Agreement apply in respect of any Transaction Step.

12.2                       Termination

Subject to and with effect on and from Completion, Tianqi HK and Leader terminate the Windfield Shareholders Agreement pursuant to clause 26.1.1 of that agreement.

13                                 Personal Liability

The parties agree that:

(a)                                 no existing or former Representative of a party or any related body corporate of a party as at the date of this agreement or Completion will bear any Liability to any other party or any related body corporate of any other party in respect of this agreement or the transactions contemplated by this agreement, other than for an act of fraud or other wilful misconduct by that person; and

(b)                                 the Representatives referred to in paragraph (a) are entitled to the benefit of this clause 13 and their respective party holds such benefit on trust for each of them and is entitled to enforce this clause 13 on behalf of each of them.

14                                 Operation of this Agreement

(a)                                 Each of Tianqi HK and Leader undertakes with each other and Rockwood UK to exercise all its votes, powers and rights in relation to Windfield so as to ensure that Windfield performs all its obligations under this agreement that are due to be performed at or before Completion.

(b)                                 Each of Tianqi HK and Rockwood UK undertakes with each other and Leader to exercise all its votes, powers and rights in relation to Windfield so as to ensure that Windfield performs all its obligations under this agreement that are due to be performed after Completion.

(c)                                  The obligations of a party in this clause 14 include an obligation to exercise its powers both as a shareholder in Windfield and (where applicable and to the extent permitted by law) through any director of Windfield appointed by it and (to the extent permitted by law to ensure that any director appointed by it obtains that matter or thing).

15                                 General PPSA Provisions

To the extent that a PPSA Security Interest (as defined in the PPSA) is created under this agreement, the following applies:

(a)                                 the grantor of that PPSA Security Interest consents to the secured party perfecting such PPSA Security Interest by registration under the PPSA and agrees to do anything, (promptly and at its own cost) that is reasonably requested by the secured party to enable the secured party to do so;

(b)                                 each party contracts out of each provision of the PPSA, as permitted by section 115 of the PPSA, to the extent that:

(i)                                    exercise by a party of any right, power or remedy will be taken not to be under a provision mentioned in section 115 of the PPSA to the extent that such right, power or remedy is a right, power or remedy under:

(A)                              this agreement;

(B)                              any document or agreement that is ancillary to this agreement; or

(C)                              any other law or statute,

unless that party so elects; and

(ii)                                 any obligation of a party to give notice, or any restriction on the exercise by a party of a right, power or remedy, will not apply;

(c)                                  each party waives its rights to receive each notice which, under section 157(3) of the PPSA, it is permitted to waive; and

(d)                                 each party waives its rights to receive anything from the other parties under section 275 of the PPSA and agrees to not make any request of the other parties under that section.

16                                 GST

(a)                                 If GST is payable, or notionally payable, on a supply made under or in connection with this agreement, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the GST Amount). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. This clause does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.

(b)                                 Where any indemnity, reimbursement or similar payment under this agreement is based on any cost, expense or other liability, it will be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.

(c)                                  If an adjustment event occurs in relation to a supply made under or in connection with this agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the parties.

(d)                                 This clause will not merge upon completion and will continue to apply after the expiration or termination of this agreement.

(e)                                  Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in the GST law (as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth)) will have the same meaning in this clause.

17                                 Confidentiality

17.1                       Confidentiality

Subject to clause 17.3, each party must keep:

(a)                                 the terms of this agreement;

(b)                                 any information that relates to or contains references to Leader that has been obtained by the parties or their Representatives (whether in connection with the transactions contemplated by this agreement, in connection with their ownership of interests in the Windfield Group or otherwise); and

(c)                                  all information of the kind mentioned in section 275(1) of the PPSA,

confidential.

17.2                       Rockwood UK’s investigation

Subject to clause 17.3, any confidential information obtained by Rockwood UK in connection with the Windfield Group or the Sale Securities (including any information that relates to or contains references to Leader) must be kept confidential:

(a)                                 until the Completion Date; and

(b)                                 after the Completion Date, if Completion does not occur,

except that any information that relates to or contains references to Leader must remain confidential after the Completion Date.

17.3                       Exceptions

A party may make any disclosures in relation to this agreement as it thinks necessary to:

(a)                                 its professional advisers, insurers, bankers, financial advisers and financiers, if those persons undertake to keep information disclosed confidential;

(b)                                 comply with any applicable law or requirement of any Government Agency;

(c)                                  any of its Representatives to whom it is necessary to disclose the information if that Representative undertakes to keep the information confidential; or

(d)                                 the Foreign Investment Review Board (in connection with clause 2.1(a)) or to the German Federal Cartel Office (Bundeskartellamt) or its successor body (in connection with clause 2.1(b)), provided that the provisions of clause 2.1(a) or clause 2.1(b) are complied with.

17.4                       Announcements

(a)                                 Except as required by any applicable law or the rules of any financial market regulator or securities exchange, all press releases and other public announcements relating in any way to this agreement must be in terms agreed by the parties.

(b)                                 If a party proposes to disclose information containing any references to Leader (other than the mere fact that Leader is selling its shares under this agreement and the terms of such sale) pursuant to clause 17.3(b) or 17.4(a) to comply with any applicable law or requirement of any Government Agency or the rules of any financial market regulator or securities exchange, the parties agree that, to the extent permissible by law and reasonably practicable, Leader will be permitted to review and approve the content of such information prior to the disclosure provided that, in all instances of disclosure of information containing references to Leader, and to the extent permitted by law, the parties will provide Leader with an advance draft of any such proposed disclosure and will consider in good faith any reasonable comments provided by Leader in relation to such proposed disclosure.

18                                 Notices

Any notice, demand, consent or other communication (a Notice) given or made under this agreement:

(a)                                 must be in writing in English and signed by the sender or a person duly authorised by the sender (or in the case of email, set out the full name and position or title of the sender or person duly authorised by the sender);

(b)                                 must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand, fax or email to the address, fax number or email address below or the address, fax number or email address last notified by the intended recipient to the sender:

(i) to Rockwood UK:	Address: 65 Denbigh Road, Bletchley, Milton Keynes, United Kingdom, MK1 1PB Fax No: +1 609 514 8722 Email: triordan@rocksp.com Attention: Thomas J. Riordan;

(ii) to Tianqi HK:

Address: Room B, 14th Floor, Wah Hen Commercial
Centre, 383 Hennessy Road, Wanchai, Hong Kong, China

Fax No: +86 28 8518 3501

Email: vivianwu@tianqilithium.com

Attention: Vivian Wu

with a copy to Allens:

Address: 126 Phillip Street, Sydney NSW 2000, Australia

Fax No: +61 2 9230 5333

Email: Guy.Alexander@allens.com.au

Attention: Guy Alexander; and

(iii) to Leader:

Address: 25th Floor, New Poly Plaza, No. 1 Chaoyangmen Beidajie, Dongcheng, Beijing 100010, China

Fax No: +86 10 6408 6710

Email: wanghui@china-inv.cn, hongkai@china-inv.cn and

suizh@china-inv.cn

Attention: Hui (Parker) Wang, Kai Hong and Zihang Sui;

and

(iv) Windfield	Address: Level 4, 37 St Georges Terrace, Perth WA 6000, Australia

Fax No: +61 8 9202 1144

Email: lorry.mignacca@talisonlithium.com

Attention: Lorry Mignacca; and

(c)                                  will be conclusively taken to be duly given or made:

(i)                                    in the case of delivery in person, when delivered;

(ii)                                 in the case of delivery by post, two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country);

(iii)                              in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax number or name of recipient and indicating that the transmission has been made without error; and

(iv)                             in the case of email, the earlier of:

(A)                              the time that the sender receives an automated message from the intended recipient’s information system confirming delivery of the email; and

(B)                              the time that the intended recipient, or an employee or officer of the intended recipient acknowledges receipt,

but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place specified by the intended recipient as its postal address under paragraph (b), it will be conclusively taken to have been duly given or made at the start of business on the next business day in that place.

19                                 General

19.1                       Amendment

This agreement may be amended only by another agreement executed by the parties.

19.2                       Assignment

No party can assign, charge, encumber or otherwise deal with any rights and obligations under this agreement, or attempt or purport to do so, without the prior consent of the other parties.

19.3                       Costs and duty

Each party must bear its own costs arising out of the negotiation, preparation and execution of this agreement. All duty (including stamp duty and any fines, penalties and interest) that may be payable on the following transactions contemplated by this agreement must be borne as follows:

(a)                                 on Rockwood UK’s acquisition of an interest in Windfield, all such duty must be borne by Rockwood UK; and

(b)                                 on each buy-back under the Buy-Back Offer, all such duty must be borne by Windfield.

19.4                       Counterparts

This agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

19.5                       Entire agreement

This agreement contains the entire agreement between the parties as at the date of this agreement with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection with it.

19.6                       Further assurances

At the reasonable request of another party, a party must do anything necessary (including executing agreements and documents) to give full effect to this agreement and the transactions contemplated by it.

19.7                       Governing law and jurisdiction

This agreement and, to the extent permitted by law, all related matters including non-contractual matters, and any PPSA Security Interest created under this agreement are governed by the laws of Western Australia. Each party irrevocably submits to the non-exclusive jurisdiction of the courts with jurisdiction in Western Australia, and waives any right to object to the venue on any ground.

19.8                       No merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

19.9                       No waiver

A failure to exercise or a delay in exercising any right, power or remedy under this agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

19.10                Process agent

Each of Rockwood UK, Tianqi HK and Leader:

(a)                                 irrevocably appoints the following entity as its agent to accept service of process and other documents in any action or proceedings described in clause 19.7 in Australia and any State or Territory of Australia with respect to it:

(i)                                    Rockwood UK: Clifford Chance of Level 7, 190 Georges Terrace, Perth WA 6000, Australia (Attention: Office Managing Partner); and

(ii)                                 Tianqi HK: Allens Corporate Services Pty Ltd of Level 37, QV.1, 250 St Georges Terrace, Perth WA 6000, Australia; and

(iii)                              Leader: Dabserv Corporate Services Pty Limited of Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000, Australia;

(b)                                 must ensure that at all times in Australia, the relevant agent or a replacement acceptable to the other parties remains present and authorised to accept service of process and other documents on its behalf and, if there is a replacement, it must immediately notify the other parties and provide it with satisfactory evidence of the replacement’s acceptance of its appointment; and

(c)                                  agrees that service of any process or documents on the agent (or any replacement) will be sufficient service on it.

19.11                Severability of provisions

Any provision of this agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

Executed by RT Lithium Ltd:

/s/ Dr. Steffen Haber
Director Signature	Director/Secretary Signature

Steffen Haber
Print Name	Print Name

Executed by Tianqi Group HK Co., Limited in the presence of:

/s/ Peter Oliver	/s/ Wu Wei
Witness Signature	Director Signature

Peter Oliver	Wu Wei
Print Name	Print Name

Signed for Leader Investment Corporation by its authorised
representative:	/s/ Keping Li
Authorised Representative Signature

Keping Li
Print Name

Executive Director and President
Position

Executed in accordance with section 127 of the Corporations Act 2001 by Windfield Holdings Pty Ltd:

/s/ Wu Wei	/s/ Peter Oliver
Director Signature	Director/Secretary Signature

Wu Wei	Peter Oliver
Print Name	Print Name